Exhibit 99.1

Aravive Announces Management Changes

Rekha Hemrajani Appointed President, Chief Executive Officer and Director to Execute Corporate Strategy as Company Advances Clinical Pipeline

Jay Shepard to Assume Role of Chairman of the Board of Directors

HOUSTON, January 9, 2020— Aravive, Inc. (Nasdaq: ARAV), a clinical-stage biopharmaceutical company, today announced the appointment of Rekha Hemrajani as president, chief executive officer and director of the company. Jay Shepard, who last year announced plans to step down as Aravive’s CEO, will transition to the role of chairman of the board of directors.

“It is with great confidence that I welcome Rekha to Aravive’s leadership team as the company explores additional indications and prepares to advance AVB-500 into late stage clinical development in ovarian cancer,” said Mr. Shepard. “Rekha brings invaluable experience and a strong track record related to all aspects of corporate development, financing and operations in the biotechnology industry. Rekha’s insights, leadership and expertise will be beneficial to the company as we continue to make progress on our therapeutic programs.”

Rekha Hemrajani has more than 20 years of biopharmaceutical industry experience and has extensive expertise in all aspects of corporate strategy, corporate and business development, financing, and operations. Prior to joining Aravive, Ms. Hemrajani served as chief operating officer and chief financial officer of Arcus Biosciences, Inc. where she led corporate strategy, finance, investor relations, corporate communications, business and corporate development, strategic planning, and human resources. Previously, she has held roles of increasing responsibility at various public biotech companies, including FLX Bio (now RAPT Therapeutics), 3-V Biosciences (now Sagimet Biosciences), Onyx Pharmaceuticals, Inc. and Exelixis, Inc. Ms. Hemrajani began her career in investment banking at Credit Suisse and Lehman Brothers. Ms. Hemrajani earned a B.S. in Economics and Computer Science from the University of Michigan and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. Ms. Hemrajani is a member of the Board of Directors of Adverum Biotechnologies, a clinical-stage gene therapy company.

“I am excited to join Aravive on its mission of halting the progression of cancer and fibrosis, and I look forward to working with the team to help translate the potential of AVB-500 into meaningful benefit for patients,” commented Ms. Hemrajani. “I see tremendous value in the company’s novel cancer therapeutic approach that has the potential to augment existing standard of care regimens without adding to the treatment burden for patients.”

As part of this leadership transition, Shahzad Malik, M.D., has stepped down from the board of directors.

“We are pleased that Jay will continue to contribute to Aravive’s ongoing success in his new role as board chairman,” said Srinivas Akkaraju, M.D., Ph.D., who previously served as board chairman and will remain a director of Aravive. “We also appreciate the contributions of Dr. Malik during his tenure as a director of the company. We wish him the best in all of his future endeavors.”

About Aravive
Aravive, Inc. (Nasdaq: ARAV) is a clinical-stage biopharmaceutical company developing treatments designed to halt the progression of life-threatening diseases, including cancer and fibrosis. Aravive’s lead product candidate, AVB-500, is an ultra-high affinity decoy protein that targets the GAS6-AXL signaling pathway. By capturing serum GAS6, AVB-500 starves the AXL pathway of its signal, potentially halting the biological programming that promotes disease progression. AXL receptor signaling plays an important role in multiple types of malignancies by promoting metastasis, cancer cell survival, resistance to treatments, and immune suppression. The GAS6-AXL signaling pathway also plays a significant role in fibrogenesis. Aravive is evaluating AVB-500 in platinum-resistant ovarian cancer and kidney fibrosis and intends to expand development into additional oncology and fibrotic indications. Aravive is based in Houston, Texas and received a Product Development Award from the Cancer Prevention & Research Institute of Texas (CPRIT) in 2016. For more information, please visit www.aravive.com.

Forward-Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended), express or implied, including statements such as: Rekha’s insights, leadership and expertise being beneficial to the company as we continue to make progress on our therapeutic programs, halting the progression of cancer and fibrosis, translating the potential of AVB-500 into meaningful benefits for patients, the company’s novel cancer therapeutic approach having the potential to augment existing standard of care regimens without adding to the treatment burden for patients, the potential of AVB-500 to halt the biological programming that promotes disease progression and the expansion of the development of AVB-500 into additional oncology and fibrotic indications. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to: the contributions to the Company to be made by Rekha Hemrajani, the Company’s ability to expand development in 2019 into additional oncology and fibrotic indications, the Company’s dependence upon AVB-500, AVB-500’s ability to have favorable results in clinical trials or receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that AVB-500 may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing AVB-500; if AVB-500 is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; the Company's reliance on its licensor of intellectual property and financing needs. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2018, recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Aravive:
Investors:
Christina Tartaglia
Stern Investor Relations
christina@sternir.com

Media:
Heidi Chokeir, Ph.D.
Canale Communications
heidi@canalecomm.com
619-203-5391